Exhibit 99.1

Emerald Reports Fourth Quarter and Full Year 2025 Financial Results

Delivered Full-Year 2025 Results In Line with Guidance, Reflecting Disciplined Execution and Sustained Demand

Enhanced Portfolio Quality and Diversification, Exiting 2025 with Strong Operating Momentum

NEW YORK, N.Y. – March 13, 2026 – Emerald Holding, Inc. (NYSE: EEX) (“Emerald” or the “Company”), America’s largest producer of trade shows and their associated conferences, content and commerce, today reported financial results for the fourth quarter and fiscal year ended December 31, 2025.

Full Year 2025 Financial Highlights

•
Revenues of $463.4 million, an increase of $64.6 million, or 16.2%, over the prior year period, primarily due to revenues from acquisitions and higher Organic Revenues.
•
Organic Revenues, a non-GAAP measure, which takes into account the impact of acquisitions, scheduling adjustments and discontinued events, if any, of $397.0 million, an increase of $4.4 million, or 1.1%, from $392.6 million in the prior year period. The recent acquisitions of Generis, This is Beyond and Insurtech Insights would have resulted in a 4.8% year-over-year increase in Organic Revenues had they been part of Emerald’s portfolio in the twelve months ended December 31, 2024. (Refer to Schedule 1 for a reconciliation to revenues, the most directly comparable GAAP measure).
•
Net loss of $30.7 million, compared to net income of $2.2 million in the prior year period.
•
Adjusted EBITDA, a non-GAAP measure, of $127.1 million, compared to $101.7 million, a 25.0% increase over the prior year period (Refer to Schedule 3 for a reconciliation to net (loss) income, the most directly comparable GAAP measure).

Full Year 2026 Guidance

•
For the Full Year 2026, the Company expects to generate $490–$495 million of Revenue and $137.5–$142.5 million of Adjusted EBITDA.

Fourth Quarter 2025 Financial Highlights

•
Revenues of $132.7 million, an increase of $25.9 million, or 24.3%, over the prior year period, primarily due to revenues from acquisitions and higher Organic Revenues, offset by scheduling differences.
•
Organic Revenues, a non-GAAP measure, which takes into account the impact of acquisitions, scheduling adjustments and discontinued events, if any, of $105.0 million, an increase of $0.3 million, or 0.3%, from $104.7 million in the prior year period. The recent acquisitions of Generis, This is Beyond and Insurtech Insights would have improved the result to a 5.3% year-over-year increase in Organic Revenues had they been part of Emerald’s portfolio in the fourth quarter ended December 31, 2024. (Refer to Schedule 1 for a reconciliation to revenues, the most directly comparable GAAP measure).
•
Net loss of $30.2 million, compared to net income of $5.1 million in the prior year period.
•
Adjusted EBITDA, a non-GAAP measure, of $36.3 million, compared to $33.1 million in the prior year period, a 9.7% increase (Refer to Schedule 3 for a reconciliation to net (loss) income, the most directly comparable GAAP measure).

Operational and Capital Structure Updates

•
Emerald repurchased 282,386 shares for $1.3 million in the fourth quarter 2025 at an average price of $4.56 per share. In fiscal year 2025, Emerald repurchased 4.1 million shares for $17.5 million at an average price of $4.32 per share.
•
On March 12, 2026, Emerald’s Board of Directors declared a dividend for the quarter ending March 31, 2026, of $0.015 per share.
•
On December 16, 2025, Emerald announced that it had begun a review of potential strategic options following inquiries regarding a possible acquisition of the Company.

Hervé Sedky, Emerald’s President and Chief Executive Officer, said, “2025 was a pivotal year for Emerald - marked by disciplined execution and purposeful growth. Through targeted acquisitions, including This is Beyond, Insurtech Insights, and Generis, we expanded our presence in structurally higher-growth markets and added meaningful scale to our portfolio. We delivered solid financial results, met our full-year objectives, and exited the year with strong momentum supported by healthy customer demand and rebooking activity. As we enter 2026, Emerald has its most resilient and dynamic portfolio in more than a decade and a clear, confident path to long‑term value creation.”

David Doft, Emerald’s Chief Financial Officer, added, “Our full‑year 2025 results reflect the benefits of our efforts to pursue a more diversified portfolio of events. Revenue increased 16.2% year-over- year and Adjusted EBITDA grew 25.0%, supported by consistent operating performance across the business. Organic revenue growth was solid, and when incorporating our recent acquisitions, underlying organic growth was approximately 4.8%, highlighting both the earnings contribution and scalability of the assets added during the year. Current sales trends provide visibility for continued growth in 2026. Based on this operating performance, we are issuing full‑year 2026 guidance in the range of $490 - $495 million in revenue and $137.5 - $142.5 million in Adjusted EBITDA.”

Fourth Quarter and Full Year 2025 Financial Performance and Highlights

	Three Months Ended December 31,				Year Ended December 31,
	2025	2024	Change	% Change	2025	2024	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$132.7	$106.8	$25.9	24.3%	$463.4	$398.8	$64.6	16.2%
Net (loss) income	$(30.2)	$5.1	$(35.3)	NM	$(30.7)	$2.2	$(32.9)	NM
Net cash provided by operating activities	$12.3	$20.6	$(8.3)	(40.3%)	$42.6	$46.8	$(4.2)	(9.0%)
Diluted (loss) income per share	$(0.15)	$0.03	$(0.18)	NM	$(0.15)	$(0.07)	$(0.08)	NM

Non-GAAP measures:
Adjusted EBITDA	$36.3	$33.1	$3.2	9.7%	$127.1	$101.7	$25.4	25.0%
Adjusted EBITDA excluding event cancellation insurance proceeds	$36.3	$32.6	$3.7	11.3%	$127.1	$100.2	$26.9	26.8%
Free Cash Flow	$10.1	$18.4	$(8.3)	(45.1%)	$34.3	$37.0	$(2.7)	(7.3%)
Free cash flow excluding event cancellation insurance proceeds, net	$10.1	$17.9	$(7.8)	(43.6%)	$34.3	$35.5	$(1.2)	(3.4%)

Fourth Quarter 2025

•
Fourth quarter 2025 revenues were $132.7 million, an increase of $25.9 million or 24.3% versus the fourth quarter 2024, driven primarily by $25.4 million in revenue from acquisitions and an increase of $0.3 million in Organic Revenues and scheduling differences of $0.5 million, offset by prior year revenue of $0.3 million related to one discontinued event that was not contributing to profitability. The recent acquisitions of Generis, This is Beyond and Insurtech Insights would have resulted in a 5.3% year-over-year increase in Organic Revenues had they been part of Emerald’s portfolio in the fourth quarter ended December 31, 2024.
•
Fourth quarter 2025 Organic Revenues from the Connections reportable segment were $94.2 million, an increase of $2.0 million or 2.2% versus the fourth quarter 2024, primarily due to new launches.
•
Fourth quarter 2025 Organic Revenues from the All Other category were $10.8 million, a decrease of $1.7 million or 13.6% versus the fourth quarter 2024, due to a $2.0 million decrease in Content revenues, offset by a $0.3 million increase in Commerce revenues.
•
Fourth quarter 2025 Selling, General and Administrative expenses were $88.7 million, an increase of $54.1 million or 156%, primarily driven by $40.1 million of acquisition-related items, including contingent consideration remeasurement adjustments reflecting the strong performance of recently acquired businesses, as well as transaction and integration costs.

•
Fourth quarter 2025 net loss was $30.2 million, compared to net income of $5.1 million for the fourth quarter 2024, principally as a result of higher non-recurring expenses, primarily related to contingent consideration remeasurement adjustments.
•
Fourth quarter 2025 Adjusted EBITDA was $36.3 million, compared to $33.1 million for the fourth quarter 2024. The increase was comprised of Adjusted EBITDA generated by the Company’s fiscal year 2025 acquisitions offset by higher bonus expense.

Full Year 2025

•
Full year 2025 revenues were $463.4 million, an increase of $64.6 million, or 16.2%, versus the prior year period, driven by revenue from acquisitions of $66.4 million and Organic Revenue growth of $4.4 million, offset by a decrease of $6.2 million in revenue from discontinued events. The recent acquisitions of Generis, This is Beyond and Insurtech Insights would have resulted in a 4.8% year-over-year increase in Organic Revenues had they been part of Emerald’s portfolio in the twelve months ended December 31, 2024.
•
Full year 2025 Organic Revenues from the Connections reportable segment were $356.7 million, an increase of $7.8 million or 2.2% versus the prior year period, due to four new event launches and higher recurring revenues.
•
Full year 2025 Organic Revenues from the All Other category were $40.3 million, a decrease of $3.4 million or 7.8% versus the prior year period, due to a $3.9 million decrease in Content revenues, partially offset by a $0.5 million increase in Commerce revenues.
•
Full year 2025 Selling, General and Administrative expenses were $241.2 million, an increase of $70.8 million or 41.5%, primarily driven by $58.3 million of acquisition-related items, including contingent consideration remeasurement adjustments reflecting the strong performance of recently acquired businesses, as well as transaction and integration costs.
•
Full year 2025 net loss was $30.7 million, compared to net income of $2.2 million for the prior year period, principally as a result of higher non-recurring expenses, primarily related to contingent consideration remeasurement adjustments.
•
Full year 2025 Adjusted EBITDA was $127.1 million, compared to $101.7 million in the prior year period. The increase was comprised of Adjusted EBITDA generated by the Company’s fiscal year 2025 acquisitions offset by higher bonus expense.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.” Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 3 for a reconciliation of Adjusted EBITDA to net income (loss) (discussed in the second paragraph of this section), the most directly comparable GAAP measure.

Cash Flow

Fourth Quarter 2025:

•
Fourth quarter 2025 net cash provided by operating activities was $12.3 million, compared to $20.6 million in the fourth quarter 2024.
•
Fourth quarter 2025 capital expenditures were $2.2 million, compared to $2.2 million in the fourth quarter 2024.
•
Fourth quarter 2025 Free Cash Flow excluding event cancellation insurance proceeds, net, which the Company defines as net cash provided by operating activities less capital expenditures, event cancellation insurance proceeds and taxes paid on event cancellation insurance proceeds, was $10.1 million, compared to $17.9 million in the fourth quarter 2024. The calculation of fourth quarter 2025 Free Cash Flow excluding event cancellation insurance proceeds, net, includes non-recurring acquisition related transaction costs of $0.6 million, acquisition integration and restructuring-related transition costs of $2.4 million and non-recurring legal and consulting fees of $0.7 million. The calculation of fourth quarter 2024 Free Cash Flow excluding event cancellation insurance proceeds, net, includes non-recurring acquisition related transaction costs of $1.2 million, acquisition integration and restructuring-related transition costs of $1.1 million, and non-recurring legal and consulting fees of $1.3 million. The total of these items is $3.7 million and $3.6 million for the quarters ended December 31, 2025 and 2024, respectively.

Full Year 2025:

•
Full year 2025 net cash provided by operating activities was $42.6 million, compared to $46.8 million in the prior year period.
•
Full year 2025 capital expenditures were $8.3 million, compared to $9.8 million in the prior year period.
•
Full year 2025 Free Cash Flow excluding event cancellation insurance proceeds, net, which the Company defines as net cash provided by operating activities less capital expenditures, event cancellation insurance proceeds and taxes paid on event cancellation insurance proceeds, was $34.3 million, compared to $35.5 million in the prior year period. The calculation of fiscal 2025 Free Cash Flow excluding event cancellation insurance proceeds, net, includes non-recurring acquisition related transaction costs of $6.2 million, acquisition integration and restructuring-related transition costs of $6.3 million, non-recurring legal and consulting fees of $3.9 million and non-recurring financing fees charged to interest expense of $6.5 million for the January 2025 and August 2025 debt repricings. The calculation of fiscal year 2024 Free Cash Flow excluding event cancellation insurance proceeds, net, includes non-recurring acquisition related transaction costs of $3.4 million, acquisition integration and restructuring-related transition costs of $8.3 million, and non-recurring legal and consulting fees of $3.0 million. The total of these items is $22.9 million and $14.7 million for the years ended December 31, 2025 and 2024, respectively.
•
Full year Free Cash Flow as reported reflects the impact of certain acquisition-timing effects. As the Generis, This is Beyond and Insurtech acquisitions closed before several of their major events were staged or scheduled to stage, a portion of event-related cash was reflected in the purchase price of each acquisition, rather than being captured in Emerald’s operating cash flow. The amount of this impact would have represented approximately $30.0 million incremental cash flows from operations.

For a review of the Company’s presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.” Refer to Schedule 4 for a reconciliation of Free Cash Flow to net cash provided by operating activities (discussed in the first paragraph of this section), the most directly comparable GAAP measure.

Dividend

On March 12, 2026, Emerald’s Board of Director’s declared a dividend for the quarter ending March 31, 2026, of $0.015 per share payable on April 2, 2026 to holders of Emerald’s common stock as of March 23, 2026.

Emerald Share Repurchase Program

On October 30, 2025, Emerald’s Board of Directors approved an extension and expansion of the Company’s share repurchase program that allows for the repurchase of up to $25.0 million of its common stock through December 31, 2026. In the three months ended December 31, 2025, Emerald bought back 282,386 shares for $1.3 million at an average price of $4.56 per share. In the year ended December 31, 2025, Emerald bought back 4,058,604 shares for $17.5 million at an average price of $4.32 per share. At quarter end, Emerald had $24.6 million remaining available under the existing repurchase authorization.

Since the restart of the share repurchase program in 2021 through December 31, 2025, the Company has bought back a total of 17.3 million shares of common stock for an aggregate of $71.3 million.

Board of Directors Evaluates Potential Strategic Options

On December 16, 2025, Emerald announced that it had begun a review of potential strategic options following inquiries regarding a possible acquisition of the Company. Emerald’s Board of Directors, in accordance with their fiduciary duties, is reviewing these options. Goldman Sachs & Co. LLC is acting as lead financial advisor to the Company in connection therewith.

There is no assurance that any transaction will occur as a result of this review of options, and Emerald’s Board of Directors does not expect to provide updates regarding this review until an agreement is reached, or the review is otherwise completed.

Conference Call Webcast Details

As previously announced, the Company’s leadership will hold a conference call to discuss its fourth quarter 2025 results at 8:30 am EDT on Friday, March 13, 2026.

The conference call can be accessed by dialing 1-800-715-9871 (domestic) or 1-646-307-1963 (international). A telephonic replay will be available beginning at 11:30 am ET by dialing 1-800-770-2030, or for international callers, 1-647-362-9199. The passcode for the replay is 1558503. The replay will be available until 11:59 pm ET on March 20, 2026.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at https://investor.emeraldx.com. An online replay will be available on the same website immediately following the call.

About Emerald

Emerald Holding, Inc. is the largest U.S.-based B2B event organizer, empowering businesses year-round by expanding meaningful connections, developing influential content, and delivering powerful commerce-driven solutions. As the owner and operator of a curated portfolio of B2B events spanning trade shows, conferences, B2C showcases and a scaled Executive Peer Network platform. Emerald also delivers dynamic solutions across leading industries through its robust content and e-commerce marketplace. Emerald is a trusted partner for its thousands of customers, predominantly small and medium-sized businesses, playing a pivotal role in driving ongoing commerce through streamlined buying, selling, and networking opportunities. Powered by an experienced, talented and deeply engaged team, Emerald is fostering impactful engagement and delivering unparalleled market access with a commitment to driving business growth 365 days a year.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These non-GAAP financial measures are in addition to, and not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. The Company believes that these non-GAAP financial measures enhance the reader’s understanding of our past financial performance and our prospects for the future. The non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the schedules attached hereto.

Organic Revenue

We define “Organic revenue growth” and “Organic revenue decline” as the growth or decline, respectively, in our revenue from one period to the next, adjusted for the revenue impact of: (i) acquisitions and dispositions, (ii) discontinued events and (iii) material show scheduling adjustments. We disclose changes in Organic revenue because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe provide a fair comparison of the trends underlying our existing event portfolio given changes in timing or strategy. Management and Emerald’s board of directors evaluate changes in Organic revenue to evaluate our historical and prospective financial performance and understand underlying revenue trends of our events.

Adjusted EBITDA

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income (loss) as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income (loss) before (i) interest expense, net, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation, (v) goodwill and other intangible asset impairment charges and (vi) other items that management believes are not part of our core operations.

We have also presented Adjusted EBITDA excluding event cancellation insurance proceeds in order to illustrate the amount of Adjusted EBITDA from continuing operations.

Note: Schedule 3 provides reconciliations for 2025 and 2024 Adjusted EBITDA to net income (loss), however, it is not possible, without unreasonable efforts, to estimate the impacts of show scheduling adjustments, acquisitions and certain other special items that may occur in 2025 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of 2025 projected Adjusted EBITDA to projected net income (loss) without unreasonable efforts and has not provided reconciliations for these forward-looking non-GAAP financial measures.

Free Cash Flow

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

We have also presented Free Cash Flow excluding event cancellation insurance proceeds, net in order to illustrate the amount of Free Cash Flow from continuing operations.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains and our earnings call will contain certain forward-looking statements, including, but not limited to, statements regarding general economic conditions, including the impact of tariffs and trade policy or more specifically about the markets in which we operate, including growth of our various markets, and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance; the multiple avenues to increase our organic growth; expectations regarding interest rates and economic conditions, among others; our guidance with respect to estimated revenues and Adjusted EBITDA; our ability or inability to obtain insurance coverage relating to event cancellations or interruptions; our intention to continue to pay regular quarterly dividends; our ability to successfully identify and acquire acquisition targets; our expectations arising from the ongoing impact of natural disasters, or outbreaks of contagious disease or the potential for infection on our business; how we integrate and grow acquired businesses; our ability to leverage artificial intelligence and other technologies in our products and services; and how we expand our international operations. In particular, the declaration, timing and amount of any future dividends will be subject to the discretion and approval of the Board and will depend on a number of factors, including the Company’s results of operations, cash flows, financial position and capital requirements, any applicable restrictions under the Company’s debt facilities, as well as general business conditions, legal, tax and regulatory restrictions and other factors the Board deems relevant at the time it determines to declare such dividends. These statements are based on management’s current expectations as well as estimates and assumptions prepared by management as of the date hereof, and although they are believed to be reasonable, they are inherently uncertain and not guaranteed. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

Investor Relations

investor.relations@emeraldx.com

1-866-339-4688 (866EEXINVT)

Emerald Holding, Inc.

Condensed Consolidated Statements of (Loss) Income

(unaudited, dollars in millions, share data in thousands, except loss per share data)

	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024	Year Ended December 31, 2025	Year Ended December 31, 2024
Revenues	$132.7	$106.8	$463.4	$398.8
Other income, net	—	0.5	—	1.5
Cost of revenues	51.4	43.8	168.7	147.5
Selling, general and administrative expense	88.7	34.6	241.2	170.4
Depreciation and amortization expense	8.3	7.1	31.0	28.3
Intangible asset impairment charges	—	1.0	—	7.3
Operating (loss) income	(15.7)	20.8	22.5	46.8
Interest expense	9.8	11.4	48.8	47.8
Interest income	0.4	1.9	4.6	8.5
Other income (expense)	0.1	—	0.1	—
(Loss) income before income taxes	(25.0)	11.3	(21.6)	7.5
Provision for income taxes	5.2	6.2	9.1	5.3
Net (loss) income attributable to Emerald Holding, Inc.	$(30.2)	$5.1	$(30.7)	$2.2
Accretion to redemption value of redeemable convertible preferred stock	—	—	—	(12.7)
Net (loss) income attributable to Emerald Holding, Inc. common stockholders	$(30.2)	$5.1	$(30.7)	$(10.5)
Basic (loss) income per share	(0.15)	0.03	(0.15)	(0.07)
Diluted (loss) income per share	(0.15)	0.03	(0.15)	(0.07)
Basic weighted average common shares outstanding	197,769	202,495	198,729	156,925
Diluted weighted average common shares outstanding	197,769	202,825	198,729	156,925

Emerald Holding, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	December 31, 2025	December 31, 2024
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$100.9	$194.8
Trade and other receivables, net of allowances of $3.9 million and $1.6 million, as of December 31, 2025 and December 31, 2024, respectively	99.0	82.5
Prepaid expenses and other current assets	35.4	29.6
Total current assets	235.3	306.9
Noncurrent assets
Intangible assets, net	181.4	155.9
Goodwill, net	783.6	573.8
Other noncurrent assets	12.5	12.1
Total assets	$1,212.8	$1,048.7
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$43.7	$40.7
Income taxes payable	2.1	—
Cancelled event liabilities	1.0	1.2
Deferred revenues	219.2	190.5
Contingent consideration	12.2	0.7
Right-of-use liabilities, current portion	5.3	4.0
Term loan, current portion	5.2	4.2
Total current liabilities	288.7	241.3
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	498.6	398.5
Deferred tax liabilities, net	17.6	4.9
Other noncurrent liabilities	69.1	18.1
Total liabilities	874.0	662.8
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value; authorized shares at December 31, 2025 and December 31, 2024: 800,000; 197,697 and 201,447 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	2.0	2.0
Additional paid-in capital	1,016.4	1,034.0
Accumulated other comprehensive income	1.2	—
Accumulated deficit	(680.8)	(650.1)
Total stockholders’ equity	338.8	385.9
Total liabilities and stockholders’ equity	$1,212.8	$1,048.7

Schedule 1

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO ORGANIC REVENUES

	Three Months Ended December 31,		Change		Year Ended December 31,		Change
Consolidated	2025	2024	$	%	2025	2024	$	%
	(dollars in millions) (unaudited)
Revenues	$132.7	$106.8	$25.9	24.3%	$463.4	$398.8	$64.6	16.2%
Deduct:
Acquisition revenues (1)	(25.4)	—			(66.4)	—
Discontinued events	—	(0.3)			—	(6.2)
Scheduling adjustments(2)	(2.3)	(1.8)			—	—
Organic revenues	$105.0	$104.7	$0.3	0.3%	$397.0	$392.6	$4.4	1.1%

	Three Months Ended December 31,		Change		Year Ended December 31,		Change
Connections	2025	2024	$	%	2025	2024	$	%
	(dollars in millions) (unaudited)
Revenues	$121.9	$94.3	$27.6	29.3%	$423.1	$355.1	$68.0	19.1%
Deduct:
Acquisition revenues	(25.4)	—			(66.4)	—
Discontinued events	—	(0.3)			—	(6.2)
Scheduling adjustments(2)	(2.3)	(1.8)			—	—
Organic revenues	$94.2	$92.2	$2.0	2.2%	$356.7	$348.9	$7.8	2.2%

	Three Months Ended December 31,		Change		Year Ended December 31,		Change
All Other	2025	2024	$	%	2025	2024	$	%
	(dollars in millions) (unaudited)
Revenues	$10.8	$12.5	$(1.7)	(13.6%)	$40.3	$43.7	$(3.4)	(7.8%)
Deduct:
Acquisition revenues	—	—			—	—
Discontinued events	—	—			—	—
Scheduling adjustments	—	—			—	—
Organic revenues	$10.8	$12.5	$(1.7)	(13.6%)	$40.3	$43.7	$(3.4)	(7.8%)

Notes:

(1)
For the three months ended December 31, 2025, represents revenues from the acquisitions of Generis, This is Beyond and Insurtech. For the comparable period in the prior year, these businesses generated revenues of $18.9 million. Assuming prior year foreign currency rates, these revenues would have been $25.0 million for the three months ended December 31, 2025, resulting in a 5.3% year-over-year increase in Organic Revenues. For the twelve months ended December 31, 2025, represents revenues from the acquisitions of Generis, This is Beyond, Insurtech and GRC World Forums. For the comparable period in the prior year, these businesses generated revenues of $59.0 million. Assuming prior year foreign currency rates, these revenues would have been $76.1 million for the twelve months ended December 31, 2025, resulting in a 4.8% year-over-year increase in Organic Revenues.
(2)
For the three months ended December 31, 2025, represents revenues from two events that staged in the fourth quarter of fiscal 2025, but staged in a different quarter in fiscal 2024, offset by revenues from two events that staged in the fourth quarter of fiscal 2024, but staged in a different quarter in fiscal 2025.

Schedule 2

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO DISAGGREGATED REVENUES

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(dollars in millions) (unaudited)
Connections	$121.9	$94.3	$423.1	$355.1
Content	5.3	7.3	18.9	22.8
Commerce	5.5	5.2	21.4	20.9
Total Revenues	$132.7	$106.8	$463.4	$398.8

Schedule 3

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(dollars in millions) (unaudited)
Net (loss) income	$(30.2)	$5.1	$(30.7)	$2.2
Add (deduct):
Interest expense, net	9.4	9.5	44.2	39.3
Provision for income taxes	5.2	6.2	9.1	5.3
Intangible asset impairment charges(1)	—	1.0	—	7.3
Depreciation and amortization	8.3	7.1	31.0	28.3
Stock-based compensation	2.8	1.1	11.3	5.8
Remeasurement of contingent consideration	37.1	(0.5)	45.8	(1.2)
Other items(2)	3.7	3.6	16.4	14.7
Adjusted EBITDA	$36.3	$33.1	$127.1	$101.7
Deduct:
Event cancellation insurance proceeds	—	0.5	—	1.5
Adjusted EBITDA excluding event cancellation insurance proceeds	$36.3	$32.6	$127.1	$100.2

Notes:

(1)
Intangible asset impairment charges for the three months ended December 31, 2024 represent non-cash charges of $1.0 million for certain definite-lived and indefinite-lived intangible assets in connection with the Company’s annual testing of intangibles for impairment. Intangible asset impairment charges for the full year ended December 31, 2024 includes additional non-cash charges of $6.3 million for certain indefinite-lived intangible assets in connection with the Company’s interim testing of intangibles for impairment.
(2)
Other items for the three months ended December 31, 2025 included: (i) $0.6 million in acquisition-related transaction costs; (ii) $2.4 million in acquisition integration and restructuring-related transition costs; and (iii) $0.7 million in non-recurring legal, audit and consulting fees. Other items for the three months ended December 31, 2024 included: (i) $1.2 million in acquisition-related transaction costs; (ii) $1.1 million in acquisition integration and restructuring related transition costs; and (iii) $1.3 million in non-recurring legal, audit and consulting fees. Other items for the twelve months ended December 31, 2025 included: (i) $6.2 million in acquisition-related transaction costs; (ii) $6.3 million in acquisition integration and restructuring-related transition costs; and (iii) $3.9 million in non-recurring legal, audit and consulting fees. Other items for the twelve months ended December 31, 2024 included:(i) $3.4 million in acquisition-related transaction costs; (ii) $8.3 million in acquisition integration and restructuring related transition costs; and (iii) $3.0 million in non-recurring legal, audit and consulting fees.

Schedule 4

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(dollars in millions) (unaudited)
Net Cash Provided by Operating Activities	$12.3	$20.6	$42.6	$46.8
Less:
Capital expenditures	2.2	2.2	8.3	9.8
Free Cash Flow	$10.1	$18.4	$34.3	$37.0
Event cancellation insurance proceeds	—	(0.5)	—	(1.5)
Free cash flow excluding event cancellation insurance proceeds, net	$10.1	$17.9	$34.3	$35.5

Schedule 5

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENTS RESULTS TO (LOSS) INCOME BEFORE TAXES

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(dollars in millions) (unaudited)
Revenues
Connections	$121.9	$94.3	$423.1	$355.1
All Other	10.8	12.5	40.3	43.7
Total revenues	$132.7	$106.8	$463.4	$398.8

Other income, net
Connections	$—	$0.5	$—	$1.5
Total other income, net	$—	$0.5	$—	$1.5

Adjusted EBITDA
Connections	$46.9	$36.1	$171.3	$142.3
All Other	2.5	2.5	7.2	6.2
Adjusted EBITDA (excluding General corporate expenses)	$49.4	$38.6	$178.5	$148.5

General corporate expenses	(13.1)	(5.5)	(51.4)	(46.8)
Interest expense, net	(9.4)	(9.5)	(44.2)	(39.3)
Intangible asset impairment charges	—	(1.0)	—	(7.3)
Depreciation and amortization expense	(8.3)	(7.1)	(31.0)	(28.3)
Stock-based compensation expense	(2.8)	(1.1)	(11.3)	(5.8)
Remeasurement of contingent consideration	(37.1)	0.5	(45.8)	1.2
Other items	(3.7)	(3.6)	(16.4)	(14.7)
(Loss) income before income taxes	$(25.0)	$11.3	$(21.6)	$7.5